Exhibit 10.1

FIRST AMENDMENT TO CREDIT AND SECURITY AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”), dated as of February 23, 2011, is entered into by and between ANALYSTS INTERNATIONAL CORPORATION, a Minnesota corporation (“Company”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”).

RECITALS

Company and Wells Fargo are parties to that certain Credit and Security Agreement dated as of September 30, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used in these recitals shall have the meanings ascribed to them in the Credit Agreement unless otherwise specified herein.

Company has requested that certain amendments be made to the Credit Agreement, which Wells Fargo is willing to make pursuant to the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Defined Terms. Exhibit A to the Credit Agreement is hereby amended by adding or amending, as the case may be, the following defined terms:

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or equity, whether now outstanding or issued after the date hereof, including all common stock, preferred stock, partnership interests and limited liability company member interests.

“First Amendment Effective Date” means February 23, 2011.

“Guarantor” means, as the context may require, any Person now or in the future guaranteeing any Indebtedness through the issuance of a Guaranty (and “Guarantors” means all of foregoing collectively).

“Letter of Credit Fee” is defined in Section 1.8(g).

“Margin” means, with respect to computation of the applicable interest rate on Advances or the applicable Letter of Credit Fee or Unused Line Fee, as the case may be, the applicable increment set forth and described in the Pricing Grid, established as of the last day of each fiscal quarter according to the then applicable Status. Any adjustment in the applicable Margin shall become effective on the first day of the fiscal quarter immediately after establishment of the applicable Margin and Status for the previous fiscal quarter. If financial statements of the Consolidated Group necessary to establish the appropriate Margin hereunder are not received by Wells Fargo on or prior to the date required pursuant to Section 5. 1, the applicable Margin shall be determined as if Level I Status were in effect and such Level I Status shall remain in effect until such time as the required financial statements are so received and any Event of Default occurring as result of such failure to timely deliver the required financial statements has been waived in writing by Wells Fargo. Until the first adjustment of the Margins hereunder, as of March 31, 2011, the Margins shall be established on the basis of Level II Status.

“Maturity Date” means September 30, 2014.

“Pricing Grid” means the pricing grid attached as Exhibit H.

“Status” means the financial condition of Company expressed as Level I, Level II, or Level III, each as determined in accordance with the definition of Margin and the Pricing Grid.

“Unused Line Fee” is defined in Section 1.8(b).

2.             Interest and Related Matters. Section 1.7 of the Credit Agreement is hereby amended as follows:

(a)           Section 1.7(a)(iii) of the Credit Agreement is hereby deleted.

(b)           Default Interest Rate. Section 1.7(b) of the Credit Agreement is hereby amended by deleting the phrase “three percent (3.00%)” and substituting therefor the phrase “two percent (2.00%)”.

(c)           A new Section 1.7(d) is hereby added to the Credit Agreement immediately following Section 1.7(c) thereof to read as follows:

(d)           Recalculation of Margins by Wells Fargo. If amended or restated financial statements would change previously calculated Margins, or if Wells Fargo determines that any financial statements have materially misstated Company’s financial condition, then Wells Fargo may, using the most accurate information available to it, recalculate the financial test or tests governing the Margins and retroactively reduce or increase the Margins and charge Company additional interest, which may be imposed on Company from the beginning of the appropriate fiscal quarter to which the recalculated financial tests relate or to the beginning of the fiscal quarter in which any Event of Default has occurred, as Wells Fargo in its sole discretion deems appropriate.

3.             Fees. Section 1.8 of the Credit Agreement is hereby amended as follows:

(a)           Section 1.8(b) of the Credit Agreement is hereby amended to read as follows:

(b)           Unused Line Fee. Company shall pay Wells Fargo an annual unused line fee (the “Unused Line Fee”) equal to (i)(A) one-half of one percent

(0.5%) prior to the First Amendment Effective Date and (B) the applicable Margin on or after the First Amendment Effective Date times (ii) the daily average of the Maximum Line Amount reduced by outstanding Advances and the L/C Amount (the “Unused Amount”), from the date of this Agreement to and including the Termination Date, which Unused Line Fee shall be payable monthly in arrears on the first day of each month and on the Termination Date.

(b)           Line of Credit Termination and/or Reduction Fees. Section 1.8(d) of the Credit Agreement is hereby amended in its entirety to read as follows:

(d)           Line of Credit Termination and/or Reduction Fees. If (i) Wells Fargo terminates the Line of Credit or reduces the Maximum Line Amount during a Default Period, or if (ii) Company terminates the Line of Credit on a date prior to the Maturity Date, or if (iii) Company reduces the Maximum Line Amount, then Company shall pay Wells Fargo as liquidated damages a termination or reduction fee, as applicable, in an amount equal to a percentage of the Maximum Line Amount or the reduction of the Maximum Line Amount, as the case may be, calculated as follows: (A) one percent (1.00%) if the termination or reduction occurs on or before September 30, 2011; (B) one-half of one percent (0.50%) if the termination or reduction occurs after September 30, 2011, but on or before September 30, 2012; (C) one-quarter of one percent (0.25%) if the termination or reduction occurs after September 30, 2012, but on or before September 30, 2013; provided, however, the termination fee set forth in this Section 1.8(d) shall be waived by Wells Fargo if the Line of Credit is fully refinanced by a commercial banking office of Wells Fargo at any time following March 31, 2011.

(c)           Section 1.8(g) of the Credit Agreement is hereby amended in its entirety to read as follows:

(g)           Letter of Credit Fees. Company shall pay a fee (the “Letter of Credit Fee”) with respect to each Letter of Credit issued by Wells Fargo equal to (i)(A) three percent (3.0%) prior to the First Amendment Effective Date and (B) the applicable Margin on or after the First Amendment Effective Date, times (ii) the Aggregate Face Amount of the Letter of Credit accruing daily from and including the date the Letter of Credit is issued until the date that it either expires or is returned for cancellation, which Letter of Credit Fee shall be payable monthly in arrears on the first day of each month and on the date that the Letter of Credit either expires or is returned for cancellation; provided, however, following an Event of Default, the Letter of Credit Fee shall increase to (x) (A) five percent (5.0%) if prior to the First Amendment Effective Date and (B) two percent (2.0%) plus the applicable Margin on or after the First Amendment Effective Date, times (y) the Aggregate Face Amount of such Letter of Credit, commencing on the first day of the fiscal quarter in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies. Pricing will be determined on a case-by-case basis in respect of any commercial letters of credit.

4.             Issuance of Letters of Credit; Amount. Section 1.11(a)(i) of the Credit Agreement is hereby amended by deleting the amount “$3,000,000” and substituting therefor the amount “$5,000,000”.

5.             Reporting Requirements. Section 5.1 of the Credit Agreement is hereby amended as follows:

(a)           Supplemental Reports. Section 5.1(e) of the Credit Agreement is hereby amended by deleting the amount “$8,000,000” and substituting therefor the amount “$6,000,000”.

(b)           Litigation. Section 5.1(f) of the Credit Agreement is hereby amended in its entirety to read as follows:

(f)            Litigation. No later than 5 days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against Company or any Subsidiary in excess of $250,000.

(c)           Defaults. Section 5.1(h) of the Credit Agreement is hereby amended by deleting the phrase “3 days” and substituting therefor the phrase “5 days”.

(d)           Disputes. Section 5.1(i) of the Credit Agreement is hereby amended in its entirety to read as follows:

(i)            Disputes. Promptly upon discovery, a Record notifying Wells Fargo of (i) any disputes or claims by Company’s customers exceeding $500,000 individually or $1,000,000 in the aggregate during any fiscal year; (ii) credit memos not previously reported in Section 5.1(e); and (iii) any goods returned to or recovered by Company or services disputed outside of the ordinary course of business or in the ordinary course of business but with a value in an amount in excess of $500,000.

(e)           Violations of Law. Section 5.1(n) of the Credit Agreement is hereby amended by deleting the phrase “3 days” and substituting therefor the phrase “5 days”.

6.             Financial Covenants. Section 5.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

Section 5.2 Financial Covenants. Company agrees to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions:

(a)           Minimum Year-to-Date Earnings Before Taxes. Company shall achieve, during each year-to-date period described below, Earnings Before Taxes for the Consolidated Group of not less than the amount set forth for each such year-to-date period (numbers appearing between parentheticals are negative):

Year-to-Date Period Ended	Minimum Earnings Before Taxes
April 2, 2011	$(400,000)
July 2, 2011	$(1,200,000)
October 1, 2011	$(1,000,000)
December 31, 2011	$(800,000)

(b)           Minimum Trailing Twelve Months Earnings Before Taxes.  Company shall achieve, during each twelve month period described below, Earnings Before Taxes for the Consolidated Group of not less than the amount set forth for each twelve month period (numbers appearing between parentheticals are negative):

Twelve Month Period Ended	Minimum Earnings Before Taxes
March 31, 2012	$(750,000)
June 30, 2012	$(750,000)
September 29, 2012	$(750,000)
December 29, 2012	$(750,000)
March 30, 2013	$(750,000)
June 29, 2013	$(750,000)
September 28, 2013	$(750,000)
December 28, 2013	$(750,000)
March 29, 2014	$(750,000)
June 28, 2014	$(750,000)
September 27, 2014	$(750,000)

(c)           Capital Expenditures. Company and its Subsidiaries shall not incur or contract to incur Capital Expenditures of more than $2,000,000 in the aggregate for the Consolidated Group during any fiscal year.

7.             Investments and Subsidiaries. Section 5.6(c) of the Credit Agreement is hereby amended by deleting the phrase, “one month”, therein and substituting the phrase, “three months”, therefor.

8.             Collateral Examination. Section 5.10(c) of the Credit Agreement is hereby amended in its entirety to read as follows:

(c)           Collateral Exams and Inspections. Company shall permit, and shall cause each Subsidiary to permit, Wells Fargo’s employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property or assets of Company or any Subsidiary at any time during ordinary business hours; provided, however, so long as: (i) (A) no Event of Default exists, (B) the sum of outstanding Advances and the L/C Amount have been less than $3,000,000 in the aggregate at all times, and (C) the sum of Cash-on-Hand and the Excess Borrowing Base Availability has been $6,000,000 in the aggregate or more at all times, then collateral exams may be performed on an annual basis; or (ii) (A) no Event of Default exists and (B) the sum of Cash-on-Hand and the Excess Borrowing Base Availability has been $4,000,000 in the aggregate or more at all times, then collateral exams may be performed on a semi-annual basis.

9.             Definitional Terms and Rules of Interpretation. Section 7.14 of the Credit Agreement is hereby amended by adding the following sentence immediately after the first sentence thereof to read as follows:

The following terms, when used in the definition of “Collateral” in this Agreement (whether or not capitalized) shall have the meanings given them in the UCC (and specifically in Article 9 of the UCC in the case of the definition of “Instrument”): “Chattel paper”, “Deposit account”, “Document”, “Electronic chattel paper”, “Goods”, “Instrument”, “Letter-of-credit right” and “Letter of credit”.

10.           Events of Default. Section 6.1(i) of the Credit Agreement is hereby amended by deleting the amount “$100,000” and substituting therefor the amount “$500,000”.

11.           Exhibits. Exhibits D and E of the Credit Agreement are hereby replaced with Exhibits D and E, respectively, to this Agreement. Exhibit H to the Credit Agreement, in the form of Exhibit H to this Amendment, is hereby added immediately following Exhibit G thereof.

12.           Eligibility of Billed Accounts of General Motors Corporation and its Affiliates. As of the date of this Amendment, the restrictions on Eligible Billed Accounts with respect to Billed Accounts owed by General Motors Corporation or any of its Affiliates imposed by Wells Fargo in that certain letter dated as of September 30, 2009, from Wells Fargo to Company, are hereby eliminated.  The foregoing modification is effective only in this specific instance and for the specific purpose for which it is given, and does not entitle Company to any other or further modification in any similar or other circumstances or establish a course of dealing between the parties.

13.           No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

14.           Conditions Precedent. This Amendment shall be effective when Wells Fargo shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to Wells Fargo in its sole discretion:

(a)           a Certificate of the Secretary of Company certifying (i) as to the resolutions of the board of directors of Company approving the execution and delivery of this Amendment, (ii) that attached thereto are true, complete and correct copies of the Constituent Documents of Company as in effect as of the date of this Amendment, and (iii) that the officers and agents of Company who have been certified to Wells Fargo, pursuant to the Certificate of Authority of Company’s secretary or assistant secretary dated September 30, 2009, as being authorized to sign and to act on behalf of Company continue to be so authorized or setting forth the sample signatures of each of the officers and agents of Company authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of Company; and

(b)           such other matters as Wells Fargo may require.

15.           Representations and Warranties. Company hereby represents and warrants to Wells Fargo as follows:

(a)           Company has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by Company and constitute the legal, valid and binding obligation of Company, enforceable in accordance with its terms;

(b)           the execution, delivery and performance by Company of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not: (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Company, or the articles of incorporation or by-laws of Company; or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Company is a party or by which it or its properties may be bound or affected; and

(c)           all of the representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

16.           References. All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

17.           No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by Wells Fargo, whether or not known to Wells Fargo and whether or not existing on the date of this Amendment.

18.           Release. Company hereby absolutely and unconditionally releases and forever discharges Wells Fargo, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Company has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

19.           Costs and Expenses. Company hereby reaffirms its agreement under the Credit Agreement to pay or reimburse Wells Fargo on demand for all costs and expenses incurred by Wells Fargo in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, Company specifically agrees to pay all fees and disbursements of counsel to Wells Fargo for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. Company hereby agrees that Wells Fargo may, at any time or from time to time in its sole discretion and without further authorization by Company, make a loan to Company under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expense.

20.           Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ANALYSTS INTERNATIONAL CORPORATION

By:
	Name:	Randy W. Strobel
	Title:	Senior Vice President, Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
	Name:	Ronald E. Gockowski
	Title:	Authorized Signatory

Signature Page to First Amendment to Credit and Security Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ANALYSTS INTERNATIONAL CORPORATION

By:
	Name:	Randy W. Strobel
	Title:	Senior Vice President, Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
	Name:	Ronald E. Gockowski
	Title:	Authorized Signatory

Signature Page to First Amendment to Credit and Security Agreement

Exhibit D to First Amendment

Exhibit D to Credit and Security Agreement

REPRESENTATIONS AND WARRANTIES

Company represents and warrants to Wells Fargo as follows:

(a)           Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number.  Company and each of its Subsidiaries is a corporation or limited liability company, organized, validly existing and in good standing under the laws of the State of Minnesota, and each is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Company and each of its Subsidiaries has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, those Loan Documents and any other documents or agreements that it has entered into with Wells Fargo related to this Agreement. During their existence, Company and each of its Subsidiaries have done business solely under the names set forth below in addition to its correct legal name. The chief executive office and principal place of business of Company and each of its Subsidiaries is located at the address set forth below, and all of the records of Company and each of its Subsidiaries relating to its business or its properties are kept at that location. All Inventory and Equipment of Company and each of its Subsidiaries is located at that location or at one of the other locations set forth below. The name, Federal Employer Identification Number and Organization Identification Number of Company and each of its Subsidiaries are correctly set forth below.

Trade Names

•	AIC

•	Analysts International

•	Analysts International Corporation

                Chief Executive Office / Principal Place of Business

                3601 West 76th Street # 500

                Minneapolis, MN 55435

                Other Inventory and Equipment Locations

1.   1101 Perimeter Drive, Suites 830 and 835, Schaumburg, IL 60173

2.   2365 Harrodsburg Road, Southcreek Park Bldg G, Lexington, KY 40504

3.   1530 Greenview Drive SW, Suite 112A, Rochester, MN 55902

4.   2345 Grand Blvd., Suite 750, Kansas City, MO 64108

5.   1066 Executive Parkway, Suite 300, St. Louis, MO 63141

6.   702 N. 129th Street, Suite 123, Omaha, NE 68154

7.   Tri West Plaza, 3030 LBJ Frwy, Suite 820, Dallas, TX 75234

8.   3800 Heritage Drive, Suite A4, Okemos, MI 48864

9.   909 Aviation Parkway, Suite #1200, Morrisville, NC 27560

10. 236 Mill Street, Suite A, Rochester, MI 48307

Name, Federal Employer Identification Number and Organization Identification Number

Analysts International Corporation

FEIN: 41-0905408

Organizational ID: NAICS 561330 / SIC 7363

(b)           Capitalization.  The Capitalization Chart below constitutes a correct and complete list of all ownership interests of Company and each of its Subsidiaries and all rights to acquire ownership interests, including the record holder, number of interests and percentage interests on a fully diluted basis, and the Organizational Chart below shows the ownership structure of all Subsidiaries of Company.

Capitalization Chart

Publicly traded company: NASDAQ: ANLY

Organizational Chart

(c)           Authorization of Borrowing; No Conflict as to Law or Agreements.  The execution, delivery and performance by Company and each of its Subsidiaries of the Loan Documents and any other documents or agreements described in or related to this Agreement, and all borrowing under the Line of Credit have been authorized and do not (i) require the consent or approval of Company’s or any Subsidiary’s Shareholders; (ii) require the authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental agency or instrumentality, whether domestic or foreign, or any other Person, except to the extent obtained, accomplished or given prior to the date of this Agreement; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to Company or to any Subsidiary or of Company’s or such Subsidiary’s Constituent Documents; (iv) result in a breach of or constitute a default or event of default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which Company or any Subsidiary is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest or any other security interest in favor of Wells Fargo) upon or with respect to any of the properties now owned or subsequently acquired by Company or any Subsidiary.

(d)           Legal Agreements.  This Agreement, the other Loan Documents, and any other document or agreement described in or related to this Agreement, will constitute the legal, valid and binding obligations of Company and each of its Subsidiaries which is a party thereto, enforceable against Company and each of its Subsidiaries in accordance with their respective terms.

(e)           Subsidiaries.  Except as disclosed below, Company has no Subsidiaries.

Subsidiaries

Analysts International Business Solution Services, LLC (Inactive), Analysts International Business Resource Services, LLC (Inactive), Analysts International Management Services, LLC (Inactive), Analysts International Strategic Sourcing Services, LLC (Inactive) and Medical Concepts Staffing, Inc. (Inactive)

(f)            Financial Condition; No Adverse Change.  Company has furnished to Wells Fargo its audited financial statements for its fiscal year ended January 2, 2010, and unaudited financial statements for the fiscal-year-to-date period ended January 1, 2011, and those statements fairly present the financial condition of Company and its Subsidiaries as of those dates and the results of Company and its Subsidiaries’ operations and cash flows for the periods then ended and were prepared in accordance with GAAP. Since the date of the most recent financial statements, there has been no material adverse change in business, properties or condition (financial or otherwise) of Company or its Subsidiaries.

(g)           Litigation.  There are no actions, suits or proceedings pending or, to Company’s knowledge, threatened against or affecting Company or any of its Subsidiaries or any of its Affiliates or the properties of Company or any of its Subsidiaries or any of its Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to Company or any of its Subsidiaries or any of its Affiliates, would have a material adverse effect on the financial condition, properties or operations of Company or any of its Subsidiaries or any of its Affiliates.

Litigation Matters in Excess of $250,000

None.

(h)           Intellectual Property Rights.

(i)            Owned Intellectual Property.  Set forth below is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which Company or any Subsidiary is the owner of record (the “Owned Intellectual Property”). Except as set forth below, (A) Company or such Subsidiary, as applicable, owns the Owned Intellectual Property free and clear of all restrictions (including without limitation covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a Record Authenticated by Company or such Subsidiary, as applicable, or otherwise, (B) no Person other than Company or such Subsidiary, as applicable, owns or has been granted any right in the Owned Intellectual Property, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) Company or such Subsidiary, as applicable, has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(ii)          Agreements with Employees and Contractors.  To the actual knowledge of the executive officers of Company, having undertaken no independent investigation to verify the fact or matter that is the subject of such knowledge, Company and each Subsidiary has entered into a legally enforceable agreement with such Person that is an employee or subcontractor obligating that Person to assign to Company or such Subsidiary, as applicable, without additional compensation, any Intellectual Property Rights created, discovered or invented by that Person in the course of that Person’s employment or engagement with Company or such Subsidiary (except to the extent prohibited by law), and further obligating that Person to cooperate with Company or such Subsidiary, without additional compensation, to secure and enforce the Intellectual Property Rights on behalf of Company or such Subsidiary, unless the job description of the Person is such that it is not reasonably foreseeable that the employee or subcontractor will create, discover or invent Intellectual Property Rights, and except to the extent that the failure to have entered into any such agreement would not, in the aggregate, have a material adverse effect on Company’s operations.

(iii)         Intellectual Property Rights Licensed from Others.  Set forth below is a complete list of all agreements under which Company or any Subsidiary has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments Company or such Subsidiary is obligated to make with respect to Licensed Intellectual Property. Except as set forth below or in any other Record, copies of which have been given to Wells Fargo, the licenses of Company or any Subsidiary to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether agreed to in a Record Authenticated by Company or such Subsidiary or otherwise. Except as disclosed below, neither Company nor any Subsidiary is contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(iv)         Other Intellectual Property Needed for Business.  Except for Off-the-shelf Software and as disclosed below, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the business of Company and each Subsidiary as it is presently conducted or as Company or such Subsidiary reasonably foresees conducting it.

(v)           Infringement.  Except as disclosed below, neither Company nor any Subsidiary has knowledge of, or has received notice either orally or in a Record alleging, any Infringement of another Person’s Intellectual Property Rights (including any claim set forth in a Record that Company or any Subsidiary must license or refrain from using the Intellectual Property Rights of any Person) and, to the knowledge of Company and each Subsidiary, there is not any threatened claim or any reasonable basis for any such claim.

                Intellectual Property Disclosures

MARK	SERIAL NO.	REG. NO.

	80140200	TMA493176(Canada)

	77/388,676	3,723,026

	77/742,368

ANALYSTS INTERNATIONAL	1022263	TMA574540(Canada)

ANALYSTS INTERNATIONAL	1291240	TMA745940 (Canada)

ANALYSTS INTERNATIONAL	379226	618271 (Mexico)

ANALYSTS INTERNATIONAL	379227	624875 (Mexico)

ANALYSTS INTERNATIONAL	75/629,884	2,354,918

                Intellectual Property Disclosures

MARK	SERIAL NO.	REG. NO.

ANALYSTS INTERNATIONAL	78/818,975	3,227,276

ANALYSTS INTERNATIONAL CORPORATION	801403	TMA578633 (Canada)

ANALYSTS INTERNATIONAL CORPORATION	74/713,939	2,074,968

NEW EQUITIES	78/434,089	3,047,008

RADD	882044	TMA529369 (Canada)

RADD	75/459,783	2,253,368

SYMMETRY WORKFORCE SOLUTIONS	78/954,702	3,352,428

                Licensed Intellectual Property: None.

(i)            Taxes.  Company, its Subsidiaries and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. Company, its Subsidiaries and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of Company, any Subsidiary or any Affiliate, as the case may be, are required to be filed, and Company, its Subsidiaries and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due.

(j)            Titles and Liens.  Company has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. Each Subsidiary has good and absolute title to all collateral granted to Wells Fargo under any Security Document free and clear of all Liens other than Permitted Liens. No financing statement naming Company or any Subsidiary as debtor is on file in any office except to perfect only Permitted Liens.

(k)           No Defaults.  Company and each of its Subsidiaries is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could have a material adverse effect on the financial condition, properties or operations of Company or such Subsidiary.

(l)            Submissions to Wells Fargo.  All financial and other information provided to Wells Fargo by or on behalf of Company and each Subsidiary in connection with this Agreement (i) is true and correct in all material respects, (ii) does not knowingly omit any material fact that would cause such information to be misleading (except to the extent that such omission would not, in the aggregate, have a material adverse effect on Company’s operations), and (iii) as to projections, valuations or proforma financial statements, presents a good faith opinion as to such projections, valuations and proforma condition and results.

(m)          Financing Statements.  Company and each Subsidiary has previously authorized the filing of financing statements sufficient when filed to perfect the Security Interest and other security interests and Liens created by the Security Documents. When such financing statements are filed, Wells Fargo will have a valid and perfected security interest in all Collateral under this Agreement and all Collateral under the other Security Documents which is capable of being perfected by the filing of financing statements. None of the Collateral or any other such collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed with respect thereto.

(n)           Rights to Payment.  To the best of Company’s knowledge, each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral under this Agreement or collateral under any other Security Document is (or, in the case of all future Collateral or other such collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account debtor or other obligor named in that instrument.

(o)           Employee Benefit Plans.

(i)            Maintenance and Contributions to Plans.  Except as disclosed below, no Company, Subsidiary or ERISA Affiliate (A) maintains or has maintained any Pension Plan, (B) contributes or has contributed to any Multiemployer Plan, or (C) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).

(ii)          Knowledge of Plan Noncompliance with Applicable Law.  Except as disclosed below, no Company, Subsidiary or ERISA Affiliate has (A) knowledge that Company, any Subsidiary or any ERISA Affiliate is not in full compliance with the requirements of ERISA, the IRC, or applicable state law with respect to any Plan, (B) knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (C) sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have an adverse effect on such Plan’s tax-qualified status.

(iii)         Funding Deficiencies and Other Liabilities.  No Company, Subsidiary or ERISA Affiliate has liability for any (A) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (B) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (C) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Employee Benefit Plans

1.   Analysts International Corporation Savings and Investment Plan

2.   Special Executive Retirement Plan

3.   Supplemental Medicare Coverage Plan

4.   Supplemental Dental Coverage Plan

5.   Analysts International Corporation Retiree Medical and Dental Benefit Program

(p)           Environmental Matters.

(i)           Hazardous Substances on Premises.  Except as disclosed below, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for Company, any Subsidiary or Wells Fargo under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create a material liability.

(ii)          Disposal of Hazardous Substances.  Except as disclosed below, neither Company nor its Subsidiaries have disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(iii)          Claims and Proceedings with Respect to Environmental Law Compliance.  Except as disclosed below, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises, Company or any Subsidiary, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant to such an Environmental Law.

(iv)         Compliance with Environmental Law; Permits and Authorizations.  Except as disclosed below, Company and each of its Subsidiaries (A) conducts its business at all times in compliance with applicable Environmental Law, (B) possesses valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or withdrawal, or material limitation within the next 12 months, and (C) has not been denied insurance on grounds related to potential environmental liability.

(v)           Status of Premises.  Except as disclosed below, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(vi)          Environmental Audits, Reports, Permits and Licenses.  Company has delivered to Wells Fargo all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or Company’s businesses.

Environmental Matters

None.

(q)           Regulation U.  Neither Company nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(r)            Investment Company and Public Utility Holding Company Acts.  Neither Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Exhibit E to First Amendment

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association
Date:	[ , 20 ]
Subject:	Financial Statements

In accordance with our Credit and Security Agreement dated September 30, 2009 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of Analysts International Corporation (“Company”) dated [               , 20          ] (the “Reporting Date”) and the year-to-date period then ended or the trailing twelve month period, as applicable (the “Current Financials”). All terms used in this certificate and not otherwise defined herein have the meanings given in the Credit Agreement.

A.            Preparation and Accuracy of Financial Statements. I certify that the Current Financials have been prepared in accordance with GAAP and fairly present Company’s financial condition as of the Reporting Date.

B.            Name of Company; Merger and Consolidation. I certify that:

(Check one)

☐            Company has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐            Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Wells Fargo in an Authenticated Record, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C.            Events of Default. I certify that:

(Check one)

☐            I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐            I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at anytime during the resulting Default Period.

D.            Litigation Matters. I certify that:

(Check one)

☐            I have no knowledge of any material adverse change to the litigation exposure of Company or any of its Affiliates or of any Guarantor.

☐            I have knowledge of material adverse changes to the litigation exposure of Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E.              Financial Covenants. I further certify that:

(Check and complete each of the following)

1.             Minimum Year-to-Date Earnings Before Taxes (for periods ending 12/31/2011 and earlier). Pursuant to
Section 5.2(a) of the Credit Agreement, Company’s Earnings Before Taxes for the year-to-date period ending on the Reporting Date, was [$                          ], which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than the applicable year-to-date amount set forth in the table below (numbers appearing between parentheticals are negative) on the Reporting Date:

Year-to-Date Period Ended	Minimum Earnings Before Taxes
April 2, 2011	$(400,000)
July 2, 2011	$(1,200,000)
October 1, 2011	$(1,000,000)
December 31, 2011	$(800,000)

2.             Minimum Trailing Twelve Months Earnings Before Taxes (for periods ending after 12/31/2011). Pursuant to Section 5.2(b) of the Credit Agreement, Company’s Earnings Before Taxes for the twelve month period ending on the Reporting Date, was [$                          ], which ☐ satisfies ☐ does not satisfy the requirement that such amount be not less than the applicable trailing twelve month amount set forth in the table below (numbers appearing between parentheticals are negative) on the Reporting Date:

Twelve Month Period Ended	Minimum Earnings Before Taxes
March 31, 2012	$(750,000)
June 30, 2012	$(750,000)
September 29, 2012	$(750,000)

Twelve Month Period Ended	Minimum Earnings Before Taxes
December 29, 2012	$(750,000)
March 30, 2013	$(750,000)
June 29, 2013	$(750,000)
September 28, 2013	$(750,000)
December 28, 2013	$(750,000)
March 29, 2014	$(750,000)
June 28, 2014	$(750,000)
September 27, 2014	$(750,000)

3.             Capital Expenditures. Pursuant to Section 5.2(c) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, Company has expended or contracted to expend during the fiscal year ended [               , 20          ], for Capital Expenditures, [$                                      ] in the aggregate which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $2,000,000.

4.             Salaries. Company ☐ is ☐ is not in compliance with Section 5.9 of the Credit Agreement, which requires that Company not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation.

                Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Company’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

ANALYSTS INTERNATIONAL CORPORATION

By:
Name:
	Title:	Chief Financial Officer

Exhibit H to First Amendment

Exhibit H to Credit and Security Agreement

Pricing Grid

For all fiscal quarters of Company ending on or before December 31, 2011:

Status	Fiscal Quarter of Company Ending:	Summary Criteria (year-to- date Earnings Before Taxes of Consolidated Group)	Advances	Unused Line Fee	Letter of Credit Fee
Level I	April 2, 2011	Less than or equal to ($200,000)
	July 2, 2011	Less than or equal to ($250,000)	2.50%	0.375%	2.50%
	October 1, 2011	Less than or equal to $100,000
	December 31, 2011	Less than or equal to $250,000
Level II	April 2, 2011	Greater than ($200,000)
	July 2, 2011	Greater than ($250,000)	2.00%	0.25%	2.00%
	October 1, 2011	Greater than $100,000
	December 31, 2011	Greater than $250,000

Exhibit H to First Amendment

Exhibit H to Credit and Security Agreement

For all fiscal quarters of Company ending after December 31, 2011:

Status	Summary Criteria (trailing twelve-month Earnings Before Taxes of Consolidated Group)	Advances	Unused Line Fee	Letter of Credit Fee
Level I	Less than or equal to $500,000	2.50%	0.375%	2.50%
Level II	Greater than $500,000 but less than or equal to $2,000,000	2.00%	0.25%	2.00%
Level III	Greater than $2,000,000	1.50%	0.25%	2.00%